Exhibit 10.162

ACTIVE 60574034v1 LODGING FUND REIT III, Inc. And Lodging Fund REIT OP, LP 1635 43rd Street South, Suite 205 Fargo, North Dakota 58103 October 19, 2021 APF - REO, LLC and APF – Northbrook LLC c/o Access Point Financial 1 Ravina Drive, 9th Floor Atlanta, GA 30346 Re: Contribution Agreement dated as of September 20, 2021 by and between APF - Northbrook LLC, an Illinois limited liability company (“Contributor”) and Lodging Fund REIT III OP, LP, a Delaware limited liability company (“Operating Partnership”), as amended by First Amendment to Contribution Agreement dated as of October 4, 2021 (as so amended, the “Contribution Agreement”) Ladies and Gentlemen: Reference is made to the Contribution Agreement, that certain Confidential Private Offering Memorandum dated June 1, 2018 (the “PPM”) provided to Contributor and Contributor Equityholder by Lodging Fund REIT III, Inc., a Maryland corporation (“REIT”), and that certain Amended and Restated Limited Partnership Agreement of Lodging Fund REIT III OP, LP dated as of June 15, 2020 (as amended, the “OPA”). REIT is the general partner of the Operating Partnership. APF – REO, LLC, a South Carolina limited liability company, is the sole member of, and owns 100% of the limited liability company interests in, the Contributor (the “Contributor Equity”). Upon the Closing (as defined in the Contribution Agreement) of the transactions contemplated by the Contribution Agreement , among other things, the Contributor Equityholder will be subject to the OPA and the Operating Partnership will issue Common Limited Units and Series T Limited Units to Contributor Equityholder, as partial consideration for the Contributor Equityholder’s contribution to the Operating Partnership of all of the Contributor Equity. This letter agreement (this “Letter Agreement”) sets forth our mutual understanding and agreements with respect to certain matters more fully set forth below, shall survive the Closing, and shall not merge into, the Contribution Agreement and, as to and with respect to the Contributor Equityholder, shall modify the applicable provisions of, and shall control over any inconsistent provisions of, the Operating Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the OPA.

APF – REO, LLC and APF – Northbrook, LLC October 19, 2021 Page 2 For good and valuable consideration, including without limitation, the mutual premises and promises hereof, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties, intending to be legally bound hereby, agree as follows: 1. No Commissions. None of REIT, Operating Partnership nor any of their respective Affiliates is entitled to any brokerage fees, commissions, or similar payments in connection with the issuance of the Common Limited Units or the Series T Limited Units, whether at the time of issuance or at the time of the conversion of the Series T Limited Units into Common Limited Units or at the time of any sale of any such Limited Partner Units. For purposes of clarity, Contributor Equityholder agrees and understands that Operating Partnership and REIT have obligations to pay The M&A Group LLC for the issuance of Series T Limited Units and that such payment does not constitute a fee, commission or payment in connection with this paragraph. 2. Transfer of Limited Partner Units. Notwithstanding anything in the OPA to the contrary, including, without limitation, the provisions of Section 10 of the OPA, Contributor Equityholder shall have the right to Transfer, without the consent of the General Partner, in one or more transactions, from time to time, all or any portion of its Limited Partner Units to HDDA, LLC, a Delaware limited liability company (“HDDA”), an Affiliate of Contributor Equityholder, or to any wholly owned and controlled subsidiary of HDDA so long as such transaction complies with the transfer rules promulgated by the Securities and Exchange Commission. 3. Series T Value. Notwithstanding anything in the OPA to the contrary, including, without limitation, the provisions of Section 4.13.3 of the OPA and the definition of “Series T Value” in the OPA, the Series T Limited Units shall be valued as set forth in Exhibit D to the Contribution Agreement, which is attached hereto as Exhibit 1, and the definition of “Series T Value” in the OPA with respect to the Contributor Equityholder’s Series T Limited Units shall mean and refer to the value thereof calculated in accordance with Exhibit 1 hereto (Exhibit D to the Contribution Agreement). 4. Conversion of Series T Limited Units to Common Limited Units. Notwithstanding anything in the OPA to the contrary, including without limitation Section 4.13.3 of the OPA, Contributor Equityholder shall have the right, upon written notice to the Operating Partnership given prior to the expiration of thirty-six (36) months after the Closing Date, to extend the date on which the Series T Limited Units are converted into Common Limited Units for an additional period of twelve (12) months. 5. Distributions on Series T Limited Units. The provisions of Exhibit 1 hereto (Exhibit D to the Contribution Agreement) and Section 2.8 of the Contribution Agreement shall control over any inconsistent provisions of the OPA with respect to distributions upon the Contributor Equityholder’s Series T Limited Units, including, without limitation, any inconsistent provision of Section 4.13.2.

APF – REO, LLC and APF – Northbrook, LLC October 19, 2021 Page 3 6. Section 5.1.1 of OPA. After the reference to Section “5.12” and prior to the word “is” in the second line of Section 5.1.1 of the OPA, the words “each Partner’s Capital Account” are hereby inserted. 7. Miscellaneous. a. This Letter Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof. b. This Letter Agreement may not be amended or otherwise modified or terminated except by the written agreement of all of the parties hereto. c. This Letter Agreement shall inure to the benefit and bind each of the parties hereto and their respective successor and assigns. d. This Letter Agreement may be executed in any number of counterparts, all of which shall constitute the same agreement, and each of which shall be an original. Any party may deliver a manually executed counterpart of this agreement by email in portable document format or in an equivalent electronic format and such electronically delivered counterpart and any print-out thereof shall have the same force and effect as a “wet-ink” original. e. Each entity entering or joining into this Letter Agreement has the full power and authority and has been duly authorized by all requisite entity action to do so, and each individual signing on behalf of any such entity has been duly authorized by or on behalf of such entity to execute and deliver this Letter Agreement on behalf of such entity. f. The provisions of Sections 8.1, 8.3, 8.7, 8.9, 8.10, 8.14 and 8.15 of the Contribution Agreement are hereby incorporated herein and made a part hereof as if reinstated in full herein with the references in such sections to the Contribution Agreement changed to references to this Letter Agreement. In the case of any notice to be provided to the REIT hereunder, the address for such notice shall be the same as that for the Operating Partnership set forth in said Section 8.15 but addressed to the REIT instead of the Operating Partnership. In the case of any notice to be provided to the Contributor Equityholder hereunder, the address for such notice shall be the same as that for the Contributor set forth in said Section 8.15 but addressed to the Contributor Equityholder instead of the Contributor. [signature page follows]

APF – REO, LLC and APF – Northbrook, LLC
October 19, 2021
Page 4

Very truly yours,

REIT:

LODGING FUND REIT III, INC., a Delaware corporation

By: /s/ David Durell
Name: David R. Durell
Title: Chief Investment Officer

OPERATING PARTNERSHIP:

LODGING FUND REIT III OP, LP, a Delaware limited partnership

By: Lodging Fund REIT III, Inc.,
a Delaware corporation,
its general partner

By: /s/ David Durell
Name: David R. Durell
Title: Chief Investment Officer

[Acceptance of Contributor and Contributor Equityholder follows.]

19 /s/ John Patton /s/ John Patton

EXHIBIT 1 [Exhibit D to the Contribution Agreement attached]

Exhibit D 1 ACTIVE 59664012v6 EXHIBIT D TO CONTRIBUTION AGREEMENT TOTAL CONSIDERATION Total Consideration pursuant to Section 2.8 of the Agreement shall be $11,305,000, consisting of: $3,700,000 via new financing $6,084,000 in Series T Limited Units, equivalent to 608,400 Series T Limited Units $1,521,000 in Common Limited Partnership Units (“Common Partnership Units”) Distributions pursuant to Section 2.11 of the Agreement shall be: $729,636 Base year NOI Year 1 Distribution Schedule: No distributions Year 2 Distribution Schedule Based on Normalized NOI Payable as a single cash distribution 26 months post-closing Distribution Amount Condition 0.35% If NOI is equal to or greater than 70% but less than 80% of Base Year NOI 0.7% If NOI is equal to or greater than 80% but less than 90% of Base Year NOI 1.05% If NOI is equal to or greater than 90% but less than 100% of Base Year NOI 1.4% If NOI is equal to or greater than 100% but less than 110% of Base Year NOI 1.75% If NOI is equal to or greater than 110% but less than 120% of Base Year NOI 2.1% If NOI is equal to or greater than 120% of Base Year NOI Year 3 Distribution Schedule Payable as a single cash distribution 38 months post-closing Distribution Amount Condition 0.35% If NOI is equal to or greater than 70% but less than 77.5% of Base Year NOI 0.7% If NOI is equal to or greater than 77.5% but less than 85% of Base Year NOI 1.05% If NOI is equal to or greater than 85% but less than 92.5% of Base Year NOI 1.4% If NOI is equal to or greater than 92.5% but less than 100% of Base Year NOI 1.75% If NOI is equal to or greater than 100% but less than 107.5% of Base Year NOI 2.1% If NOI is equal to or greater than 107.5% but less than 115% of Base Year NOI 2.45% If NOI is equal to or greater than 115% but less than 122.5% of Base Year NOI Year 4 (if extended) Distribution Schedule: No distributions Any Series T Limited Unit distributions pursuant to Section 2.11 of the Agreement shall be held in a separate reserve account. Such reserve account shall be used for capital expenditures in lieu of the Operating Partnership investing operating cash into the property. The number of Common Limited Units in the Operating Partnership shall be determined based on the formula below, which shall constitute the Series T Value. The Series T Value shall be determined upon (i) 36 months, or, at the option of the Contributor, up to 48 months after the Closing Date, or (ii) the sale of (a) the Property or (b) all or substantially all of the Operating Partnership’s assets.

Exhibit D 2 ACTIVE 59664012v6 The Applicable Cap Rate when applied to the then current trailing 12 month net operating income of the Contributed Asset, plus up to 50% of the replacement reserve as defined in the loan documents at Closing to the extent such amount does not exceed 50% of the PIP, less amounts incurred or accrued by the Partnership for (i) up to $100,000 contribution towards reasonable, documented, out-of-pocket closing costs, (ii) the unpaid principal balance of the initial $3.7MM loan advance and any additional loan advances to the extent used to Pay PIP costs, (iii) loan assumption fees and related expenses, (iv) if applicable, costs of defeasance and related expenses, (v) PIP, whether or not incurred, except and excluding any portion of the PIP paid for out of loan advances, and if not incurred, in the amount of a third party PIP estimate provided by the Operating Partnership at time of conversion, and in the event the Contributor objects to the Operating Partnership’s third party PIP estimate, then a PIP estimate provided by a mutually agreed upon third party, provided that the amount of the PIP if not incurred will not be taken into account in this formula in the event a conversion occurs based on circumstances provided for in (ii)(a) above (i.e., in the case of the sale of the Property or all or substantially all of the Operating Partnership’s assets, no PIP estimate shall be deducted from the formula); and capital expenditures, (vi) operating cash infused by the Partnership, (vii) any shortfall of the 8% minimum cumulative yield on General Partner’s invested capital, and (viii) any other unrealized or unreimbursed reasonable, documented, out-of-pocket costs of operating the Contributed Asset. Applicable Cap Rate shall mean: 9.50% “12 month net operating income of the Contributed Asset” shall mean: (a) the Gross Revenue of the Property, minus (b) Operating Expenses for the Property, for the current trailing twelve (12)-month period. “Gross Revenue” shall include the following amounts recorded in accordance with generally accepted accounting principles consistently applied: (a) The entire amount of the price charged, whether wholly or partly for cash or on credit, or otherwise, for the rental of all rooms, suites, conference rooms, restaurants, banquet facilities, and any other facilities and for all goods, wares, and merchandise sold, leased, licensed, or delivered, and all charges for services sold or performed in, at, upon, or from any part of, the Property; (b) All gross income from parking fees and valet service fees billed to guests of or visitors to the Property or any transient use of parking facilities by anyone; (c) Without duplication, all deposits received and not refunded to the person or entity making the deposit in connection with any transactions at such time as the Operating Partnership becomes entitled to such deposit or the expiration of one (1) year from the date of such deposit, whichever first occurs; (d) In-room entertainment services, communication services, Internet services, in-room masseur/masseuse services, and the like, if charged to a guest of the Property. “Operating Expenses” shall mean: all of the ordinary and normal expenses of operation of the Property, determined on an annualized accrual basis, including annualized property taxes and property assessed clean energy (“PACE”) loan payments, insurance premiums (or taxes and/or insurance impounds, if taxes and/or insurance are impounded by Lender), reserve account equal to 4 percent (4%) of Gross Revenue for furniture, fixtures and equipment reserves, franchise fees and royalties, telephone and internet expenses, administrative and general expenses, management fees, utilities, repair and maintenance, salaries and wages, and advertising and marketing expenses; provided, however, that Operating Expenses will not include: a. depreciation and amortization; b. non-cash items; c. all capital items or expenditures, including construction costs and professional fees and other expenses relating thereto and any amortization thereof; d. costs of repair or restoration after a casualty or condemnation; e. debt service payments made to lenders;

Exhibit D 3 ACTIVE 59664012v6 f. income or franchise taxes; and g. extraordinary one-time expenses that are not reasonably expected to be incurred in future periods. “Net Cash Flow” means the Property Net Operating Income (including any FF&E Reserves) less Principal and Interest, less any distributions provided on T-Unit Equity, less Borrower’s Fund Level Expenses attributable to Property.